UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) June 8, 2007

CUTTER & BUCK INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

WASHINGTON	0-26608	91-1474587
(STATE OR OTHER JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

701 N. 34TH STREET, SUITE 400, SEATTLE, WASHINGTON 98103
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE  (206) 622-4191

INAPPLICABLE

(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01                                         NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On June 8, 2007, Cutter & Buck Inc. (the “Company”) completed its merger (the “Merger”) with Newport Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of New Wave Group AB (Publ) (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of April 12, 2007, by and among Merger Sub, Parent and the Company (the “Merger Agreement”).

On June 8, 2007, the Company notified the NASDAQ Global Market that the Merger was consummated, pursuant to which holders of the Company’s Common Stock (other than shares owned directly or indirectly by Parent or Merger Sub, or any shares held by shareholders who properly demanded statutory appraisal rights) became entitled to receive $14.38 per share in cash, without interest, for each share of the Company’s Common Stock.  The Company requested that its Common Stock be suspended from the NASDAQ Global Market, effective as of the close of market on June 8, 2007.  The Company intends to take the steps necessary to delist the Company’s Common Stock from the NASDAQ Global Market, and to terminate the registration of the Company’s Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, as soon as possible.

ITEM 3.03              MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS.

On June 8, 2007, pursuant to the terms of the Merger Agreement, each share of the Company’s Common Stock (other than shares owned, directly or indirectly by Parent or Merger Sub or any shares held by shareholders who properly demanded statutory appraisal rights) issued and outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $14.38 per share in cash, without interest.

ITEM 5.01              CHANGES IN CONTROL OF REGISTRANT.

On June 8, 2007, pursuant to the terms of the Merger Agreement, Parent consummated the acquisition of the Company through the Merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the Merger.  As a result of the Merger, the Company is 100% owned by Parent.

The aggregate purchase price for all of the shares of Common Stock of the Company was approximately $152 million.  The aggregate purchase price and related fees and expenses were funded by equity financing from Parent as well as Parent’s existing credit facility with Swedbank.

ITEM 5.02                                         DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Upon consummation of the Merger, each of Ernest R. Johnson, Henry L. “Skip” Kotkins, Jr., Larry C. Mounger, Thomas F. O’Riordan, Douglas G. Southern, Whitney O. Tilson and James C. Towne resigned from their positions as members of the board of Directors of the Company.  Under the terms of the Merger Agreement, upon consummation of the Merger, Torsten Jansson, Goran Harstedt and Jens Petersson, previously members of the Board of Directors of Merger Sub, became members of the Board of Directors of the Company.  Mr. Jansson, age 45, is Parent’s founder and Chairman, and served as Parent’s Chief Executive Officer until March 2007.  Mr. Harstedt, age 42, currently serves as Parent’s Chief Executive Officer, having previously served as Parent’s deputy Chief Executive Officer from 2001 to March 2007.  Mr. Petersson, age 44, currently serves as Parent’s Retail Business Area Manager and also, since 1999, CEO of Craft of Scandinavia AB, a subsidiary of Parent.

ITEM 8.01              OTHER EVENTS.

On June 8, 2007, the Company issued a press release announcing the completion of the Merger.  A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 9.01              FINANCIAL STATEMENTS AND EXHIBITS.

(d)   Exhibits

Exhibit 99.1	Cutter & Buck Inc. Press Release dated June 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTTER & BUCK INC.

	By:	/S/ Ernest R. Johnson
Ernest R. Johnson
Chief Executive Officer

Dated: June 8, 2007.

Exhibit Index

Exhibit No.	Description

99.1	Cutter & Buck Inc. Press Release dated June 8, 2007